Exhibit 23.2

KPMG LLP Suite 3400 312 Walnut Street Cincinnati, OH 45202

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 21, 2025, with respect to the consolidated financial statements of Macy's, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Cincinnati, Ohio
June 11, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.